PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED AUGUST 11, 1999                   REGISTRATION NO. 333-59261


                                  $340,400,000

                               ATMEL CORPORATION
            ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018
                                      AND
                             SHARES OF COMMON STOCK

     This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of Zero Coupon Convertible Subordinated Debentures due 2018 (the "Debentures") of Atmel Corporation (the "Company") and the shares of Common Stock, no par value (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

     This Prospectus Supplement should be read in conjunction with the Prospectus dated August 11, 1999, which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in the Prospectus Supplement shall have the meanings given them in the Prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the Debentures of the Selling Securityholders therein listed. All information concerning beneficial ownership has been furnished by the Selling Securityholders.

                             Principal amount
                              at Maturity of
                                 Debentures
                                Beneficially      Percentage of         Number of         Amount of Common
                                   Owned            Debentures      Conversion Shares         Stock
Name                          That May Be Sold     Outstanding     That May Be Sold(1)        Owned(2)
----                          ----------------    -------------    -------------------    ----------------
Jackson Investment Fund, Ltd.    $5,985,000             1.8%              83,688                  *

MFS Series Trust IV -- MFS
Total Return Fund                 8,100,000             2.4              113,262                  *

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-----------------
*    Less than 1%

(1) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion rate of 13.983 shares per $1,000 principal amount at maturity; such conversion price is subject to adjustment as described under "Description of Debentures--Conversion of Debentures", beginning on page 19 of the Prospectus. Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon the number of shares of Common Stock outstanding as of September 13, 1999, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Debentures, but not assuming the conversion of the Debentures of any other holder.

                                   ----------

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

                                   ---------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ---------

           The date of this Prospectus Supplement is March 28, 2000.